                                                                    Exhibit 4.17

                                  (Translation)

(The national coat of arms.
Ministry of Communications
and Transport [SECRETARIA DE
COMUNICACIONES Y TRANSPORTES])

                                                UNDER MINISTRY OF COMMUNICATIONS
                                                   AND TECHNOLOGICAL DEVELOPMENT

                           Mexico City, July 17, 1990

Mr. Luis Miguel Nino de Rivera Taracena
Legal Representative
Portatel del Sureste, S. A. de C: V.
Cerrada de las Flores 29, casa 3
Colonia Tlacopac
San Angel
C. P. 01040 Mexico, D. F.

            Since Portatel del Sureste, S. A. de C. V., met all legal, technical and economic requirements of Articles 8, 12 and 15 of the General Means of Communication Law [LEY DE VIAS GENERALES DE COMUNICACION], and upon the Minister of Communications' directions, I enclose the Concession Title issued to Portatel del Sureste, S. A. de C. V., for the construction, running and turning to account of the public cellular mobile radiotelephony service [SERVICIO PUBLICO DE RADIOTELEFONIA MOVIL CON TECNOLOGIA CELULAR] in Southeastern Region 8, which encompases the states of Chiapas, Tabasco, Yucatan, Campeche and Quintana Roo.

                                  Yours truly,

                        Effective Suffrage. No Reelection
                               The Deputy Minister

                            (An illegible signature)
                          Carlos Mier y Teran Ordiales

            TRANSLATOR'S NOTE: The Concession Title to which the above official letter refers reads as follows:

"(The national coat of arms.
Ministry of Communications
and Transport)

                         CELLULAR MOBILE RADIOTELEPHONY
                              SOUTHEASTERN REGION 8
                          [RADIOTELEFONIA MOVIL CELULAR
                                REGION 8 SURESTE]

            The Federal Government, through the Ministry of Communications and Transport (the `Ministry'), represented by Mr. Andres Caso Lombardo, Minister, hereby issues this Concession Title to PORTATEL DEL SURESTE, S. A. DE C. V. (the `Concessionaire'), pursuant to the following background and conditions:

                               B A C K G R O U N D

            I. The 1989-1994 National Development Plan [PLAN NACIONAL DE DESARROLLO] establishes the importance of modernizing the telecommunications system for the sake of national development and stresses the need to diversify the Concession services and to improve their quality and extend their coverage with a greater private sector participation.

            II. The technological progress achieved in connection with cellular radio communication switching equipment now allows for a more efficient use of the radio electric spectrum to provide a larger number of users with improved quality radiotelephony services at a reduced cost.

            III On January 17, 1990, the Concessionaire filed an application with the Ministry for a concession to set up, run and turn to account a public cellular mobile radiotelephony service network in Southeastern Region 8.

            IV. Based on Article 15 of the General Means oc Communication Law, the Ministry processed the Concessionair'es applicatrion and ordered that the same be published on the Official Gazette of the Federation [DIARIO OFICIAL DE LA FEDERACION]; the application was so published on April 25 and May 11, 1990, and on the Region's largest circulation dailies. The objections raised against said application were dismissed as ungrounded based on the opinion issued by the General Means of Communication Technical and Consultative Commission [COMISION TECNICA CONSULTIVA DE VIAS GENERALES DE COMUNICACION].

            V. The Federal Government, through the Ministry and based on the above background and since Portatel del Sureste, S. A. de C. V., met all legal, technical and economic requirements, and based on Article 36 of the Organic Law of the Federal Public Administration [LEY ORGANICA DE LA ADMINISTRACION PUBLICA FEDERAL]; Articles 1, 2, 3, 8, 14, 15 and other pertinent Articles of the General Means of Communication Law, and on Article 4 of this Ministry's internal Regulations, hereby issues the following

                               C O N C E S S I O N

            To construct, install, maintain, run and turn to account, for a twenty-year period, a public cellular mobile radiotelephony service network on the 825-835/870-880 MHz bands in Southeastern Region 8, which encompasses the states of Chiapas, Tabasco, Yucatan, Campeche and Quintana Roo.

            The Concessionaire, through the public cellular mobile radiotelephony service network which is the subject matter of the Concession, must provide the public mobile radiotelephony services to subscribers by interconnecting to the basic telephony network granted under concession to Telefonos de Mexico, S. A. de C. V., and other Ministry-licensed networks.

            The Concessionaire accepts this Concession in the terms of the eight chapters of this Concession Title, which will become effective on its execution date.

                    Mexico, Federal District, July 17, 1990.

THE MINISTER OF COMMUNIUCATIONS                      PORTATEL DEL SURESTE,
AND TRANSPORT                                        S. A. DE C. V.

(An illegible signature)                             (An illegible signature)
Andres Caso Lombardo                                 Luis Miguel Nino de
                                                     Rivera Taracena

                               C O N D I T I O N S

                   CHAPTER 1. DEFINITIONS AND CONCESSION SCOPE

            1.1. PUBLIC NETWORK TO PROVIDE MOBILE PERSON RADIOLOCATION SERVICES The public cellular mobile radiotelephony network to which this Concession refers (the `Network') is made up by the cellular exchanges, base radio electric stations, links among such exchanges and stations and such other facilities and equipment as are directly used to provide voice and data communication Concession services among Network subscribers by means of channels and radio electric frequency circuits and to interconnect to the public basic telephony network whose operation has been awarded to Telefonos de Mexico, S. A. de C. V., pursuant to a concession (the `Public Basic Telephony Network') and to other public telecommunications networks.

            The subscribers' mobile or fixed terminal radio communication equipment is not a part of the Network.

            The Concessionaire must operate the Network in the `A' cellular group frequencies made by 333 frequency pairs on the 825-835 MHz/870-880 MHz bands, with a 30 KHz channel space, as indicated on Exhibit `B' to this Concession. Said frequency bands may not be modified without the Ministry's prior written authorization.

                  The Concession service area is Southeastern Region 8, which encompasses the States of Chiapas, Tabasco, Yucatan, Campeche and Quintana Roo.

            1.2. MOBILE CELLULAR RADIOTELEPHONY SERVICE

            The mobile cellular radiotelephony service to be provided by the Concessionaire is a final telecommunications service which provides full voice communication capability among subscribers plus subscriber connection to users of the Public Basic Telephony Network and other authorized public networks.

            In order to provide the full public radiotelephony service against payment of specific charges, the Concessionaire will:

            a) Install, maintain and run the Network in order to transmit signals between the subscribers' radiotelephony terminals and to interconnect them to the Public Basic Telephony Network and other Ministry-licensed public networks.

            b) Supply, connect and maintain the terminal radiotelephony equipment upon the subscribers' request.

            The subscribers may buy the terminal equipment from other competing independent companies and the Concessionaire will be under the obligation to connect it to the Network to provide the signal communication service. The Concessionaire will not be under the obligation to provide maintenance services to terminal equipment bought by the subscribers from another company.

            c) Provide the long distance telephony service to its subscribers through interconnection to the Public Basic Telephony Network and other Ministry-licensed public long-distance networks.

            d) Provide the public radiotelephone booths which constitute terminal equipment which is a part of the Network and are available to the public at large.

            1.3. TERMINAL EQUIPMENT MARKETING, INSTALLATION AND MAINTENANCE

            The Concessionaire must market, install and maintain the subscribers' terminal radio communication equipment under a separate accounting, through affiliates, subsidiaries or business agents.

            The Concessionaire will be directly liable to the Ministry and its subscribers for the provision of said services. The contract forms executed by the Concessionaire with business agents must be previously authorized by the Ministry.

            1.4. COMPLEMENTARY AND VALUE ADDED CONCESSION SERVICES

            The Concessionaire must secure a permit from the Ministry pursuant to the applicable legislation in order to provide special complementary telecommunications and value added or data communication [TELEINFORMATICA] services.

            The Concessionaire will provide the Concession services, if any, in an environment of competition under a separate accounting or through affiliates or subsidiaries, when so indicated by the Ministry.

                            CHAPTER 2. MISCELLANEOUS

            2.1. APPLICABLE LEGISLATION

            The public service which is the subject matter of this Concession Title is governed by the Political Constitution of the United Mexican States and the General Means of Communication Law, the General National Property Law [LEY GENERAL DE BIENES NACIONALES] and their Regulations and by any international communications agreements, covenants and treaties signed and ratified by the Mexican Government, by the current legislation and by the terms of this Concession Title.

            2.2. MAJORITY STOCK TO BE HELD BY MEXICANS

            The Concessionaire will have such equity structure and Board of Directors that the authority to determine the administrative control and to decide the Company's management be always vested on Mexican partners.

            Foreign investors may not own over 49% of all the stock.

            2.3. AMENDMENTS TO THE CONCESSIONAIRE'S BY-LAWS The Concessionaire will submit to the Ministry, for prior approval, any amendments to its Charter and By-Laws, capital stock increases, changes in its equity structure and any amendments to the regulations that govern its relations with the public.

            2.4. SECURITY INTERESTS AND COMPETITION

            This Concession does not grant the Concessionaire or third parties any security interests to any public property used to provide the Concession services; therefore, any monopolistic practice which implies the Concessionaire hoarding of said property to provide the Concession services will cause the cancellation of this Concession.

            The Ministry reserves the right to issue one or more concessions to third parties to provide the same services as or Concession services similar to the services in the same or a different geographical area.

            The Ministry may issue concessions or permits to provide telecommunications services which compete with the Concessionaire's Concession services. In order to issue other concessions, the Ministry will bear in mind the efficiency of the services, the Concessionaire's financial soundness in providing the Concession service and the fair competition conditions.

            2.5. ASSIGNMENT OF RIGHTS

            The Concessionaire may not assign, transfer, mortgage or otherwise dispose of this Concession or the rights hereunder in whole or in part to third parties without the Ministry's prior approval.

            If the Ministry issues its consent, the respective contract or agreement must be subject to the applicable statutes.

            The property mentioned in Article 92 of the General Means of Communication Law, other than the assigned radio electric spectrum bands, may be mortgaged or otherwise encumbered.

            2.6 RIGHTS NOT TO BE ASSIGNED TO FOREIGN GOVERNMENTS OR STATES

            The Concessionaire may neither directly nor indirectly assign, mortgage or otherwise encumber or dispose of this Concession, the rights hereunder granted, the construction works and facilities, shares, debentures or bonds issued, to any foreign government or state, or accept any foreign government or state as shareholder; any transaction carried out which is contrary to this condition will be null and void.

            Should any foreign government or state acquire any shares, debentures or bonds issued by the Concessionaire, such shares, debentures or bonds will cease to have any value for their holder from the moment of their acquisition.

            Mexican companies which are Concessionaire shareholders may accept as minority shareholders any foreign state-owned companies having their own legal existence and capital if such foreign companies undertake to be regarded as Mexican nationals in connection with their shares, not to call upon or accept the diplomatic intervention of their countries of origin or of any other foreign countries or the intervention of any international public or private agency, under the penalty of forfeiting, in favor of Mexico, any property of or rights to the company.

            2.7. RESTRICTION ON GRANTING OF POWERS OF ATTORNEY

            The Concessionaire may grant to companies irrevocable general powers of attorney for lawsuits and collections, acts of administration and of ownership which imply the direct or indirect assumption of the Concessionaire' rights and obligations hereunder.

            2.8. THE CONCESSIONAIRE NOT TO CALL UPON FOREIGN GOVERNMENTS

            The Concessionaire has established to the Ministry that it is incorporated pursuant to the laws of Mexico and therefore it will not have, as to the validity, construction or fulfillment of this Concession, any rights or remedies other than those granted by Mexican laws to Mexicans and, therefore, the Concessionaire will not request or accept, in connection with everything pertaining to the provision and turning to account of the Concession services, the diplomatic intervention of any foreign country or of any international public or private agency, under the penalty of forfeiting, in favor of Mexico, all of the property and rights it may have acquired to erect, set up and turn to account the means of communications and [to provide] the Concession services.

            2.9. THE CONCESSIONAIRE NOT TO ENGAGE IN MONOPOLISTIC PRACTICES

            The Concessionaire will not resort to monopolistic practices which prevent fair competition with other companies in the business it engages in either directly or indirectly through its affiliates.

            The Concessionaire may not carry out any act or enter into any agreement or covenant or combination of the above aimed at giving it or other persons an undue exclusive advantage or at monopolizing any markets that complement the Concession services.

            2.10. NO CROSS-SUBSIDIES AND PREFERRED TREATMENT

            The Concessionaire may neither receive nor give subsidies or preferred treatment from or to any other telecommunications service concessionaires, over other public or private companies or entities. The Concessionaire must report to the Ministry any action it took in response to any claims of violation of this Section filed by other companies that provide service which compete with the Concessionaire's Concession services and by subscribers.

                 CHAPTER 3. NETWORK EXPANSION AND MODERNIZATION

            3.1. NETWORK EXPANSION

            Each year, the Concessionaire will prepare and negotiate its five-year program with the Ministry; such program must list the quality, coverage and modernization goals for the first two years and will be negotiated with the Ministry in order to make it consistent with the National Development Plan and the Telecommunications Sector Programs. The Concessionaire must report each year to the Ministry its fulfillment of the program.

            The Concessionaire must install the Network with a capacity to attend to at least:

            -4,000 subscribers in seven cities during the first Concession Year.

            -12,000 subscribers in 15 cities during the fifth Concession Year.

            After the fifth year following the granting of this Concession, the Network must have a Southeastern Region 8 territorial coverage of cities and townships accounting for at least 75% of the population.

            The Concessionaire undertakes to meet any Ministry-approved quality standards.

            When installing equipment to be used to run the Network, the Concessionaire will bear in mind the population's safety and convenience and property as well as the protection of other utilities, in order not to interfere with the regular operation of such utilities.

            3.2. NETWORK LINKS

            The Concessionaire may install and run such transmission and switching infrastructure as it may need in order to transmit the communication, control and monitoring signals among its cellular exchanges and the base radio electric stations and the stations used to interconnect to the networks of other companies licensed by the Ministry to provide such services to third parties.

            3.3. RURAL RADIOTELEPHONY

            The Concessionaire will expand the Network coverage in order to provide Concession services to rural areas pursuant to programs that it negotiates with the Ministry every five years.

            3.4. PUBLIC RADIOTELEPHONE BOOTHS

            The Concessionaire will set up and keep in operation public radiotelephone booths within its service area, pursuant to the expansion programs that it negotiates with the Ministry every five years. The Concessionaire from time to time will check with the Ministry the guidelines to determine where new public radiotelephone booths must be installed.

            3.5. TECHNICAL STANDARDS AND PLANS

            The Concessionaire will comply with the technical standards set by the Ministry and submit to the Ministry its numbering, signaling, transmission, switching, synchronization and rate-setting plans, bearing in mind the needs of other public telecommunications service carriers that interconnect to the Network and those of its end users.

            3.6. OFFICIAL APPROVAL OF EQUIPMENT

            The Concessionaire will install on the Network equipment that meets the domestic standards and regulations applicable to public telecommunications networks, which must meet the official approval and registration requirements set by the

Ministry.

            In order to facilitate fulfillment of this condition, the Ministry will promote the establishment and efficient functioning of the Standardization Consultative Committees [COMITES CONSULTIVOS DE NORMALIZACION] in the industries in which the Concessionaire or its vendors participate or the accreditation of testing laboratories.

            3.7. NETWORK CHANGES

            The Concessionaire must secure the Ministry's authorization to make substantial changes in the Network, if such changes affect the operation of any devices or other networks interconnected to the Network.

            3.8. NETWORK MODERNIZATION

            The Concessionaire will modernize the Network to provide the Concession services by introducing technological advances which allow for a greater utilization of the assigned frequencies, and will improve the Concession service quality and productivity.

            3.9. TECHNOLOGICAL AND INDUSTRIAL RESEARCH

            The Concessionaire will promote technological and industrial research in the field of mobile cellular radiotelephony and similar services through programs coordinated with the Mexican Communications Institute [INSTITUTO MEXICANO DE COMUNICACIONES] and other research and development institutions.

            The Concessionaire will provide assistance to modernize the Ministry's radio electric spectrum monitoring and control infrastructure, in the terms set by the Ministry.

            3.10. TECHNOLOGICAL TRAINING AND EDUCATION

            The Concessionaire will draw up personnel training and education programs in order to keep them abreast of technological developments and will devise technological education support programs in coordination with the higher education institutions of Mexico, so as to thereby promote the development of radio communications professionals.

                    CHAPTER 4. SERVICE OPERATION AND QUALITY

            4.1. SERVICE QUALITY AND CONTINUITY

            The Concessionaire will provide the public service in a continued and efficient manner, abiding by the quality and operation standards approved by the Ministry.

            The Concession Network must be capable of handling calls from its subscribers with a 0.02 [%] blockage probability, and be capable to establish a connection within less than 10 seconds in 80% of the cases, provided that no Concessionaire-attributable causes are involved.

            The Concessionaire will set up a service quality metering and control system that must be transparent, reliable and easy to check by the Ministry. The system must include at least the parameters related to the quality goals and standards set.

            4.2. EQUAL TREATMENT

            In providing the Concession services, the Concessionaire may not grant privileges or preferences to or discriminate against specific individuals or entities.

            4.3. SERVICE CONFIDENTIALITY

            The Concessionaire must guarantee the confidentiality of the information provided by the subscribers or generated from the Network in providing the Concession services to the subscribers and will not disclose such information without the prior consent to do so.

            4.4. TELEPHONE BOOK

            The Concessionaire must provide telephone book access services only where a subscriber has not formally requested such Concession services.

            4.5. COMPLAINT AND REPAIR SYSTEM

            The Concessionaire will set up an efficient system to receive complaints and to repair Network failures, and will report to the Ministry, each month, the number of complaints, the result of the repairs and the applications of any credits due to service interruptions and other compensations for failure to meet the quality standards.

            4.6. METERING AND QUALITY CONTROL EQUIPMENT

            Every two years, the Concessionaire will publish a Ministry-approved service quality standard system which will be updated from time to time to adapt it to international standards. Such system must set the compensations to which each subscriber will be entitled if the Concessionaire fails to meet the quality standards set.

            The Concessionaire will take all reasonable steps to assure the accuracy and reliability of any metering device used in relation to the Network for quality measuring and billing; it will also keep such records as the Ministry may deem necessary in connection with any metering device that the Ministry believes to be a source of trouble.

            The Concessionaire will allow the Ministry to check and inspect how any metering device is used and must allow tests to be made of such metering device in order to appraise its accuracy, reliability and standard fulfillment.

            4.7. SERVICE INTERRUPTION

            If the service is interrupted for over 72 consecutive hours, the Concessionaire will credit to the subscribers the part of the fees corresponding to the duration of the interruption, even if the suspension is due to acts of God or force majeure, without prejudice of any administrative penalty that may be in order.

            4.8. EMERGENCY CONCESSION SERVICES

            The Concessionaire must prepare a plan, to be approved by the Ministry, in order to provide emergency services in cases of acts of God or force majeure.

            The Concessionaire will provide the emergency services for free within its coverage area; likewise, it will assist relief institutions and organizations by transmitting their messages on a priority basis. The Concessionaire will provide the security and emergency relief services based on the applicable international treaties.

            4.9. BUSINESS PRACTICES CODE

            During the first six months following the Concession issue date, the Concessionaire must deliver to its subscribers a business practices code that will govern its relations with them and which must be previously approved by the Ministry. The code will serve as a guide for the Concessionaire' customers and employees in connection with any dispute or complaint related to the provision of the services. The Ministry and the Concessionaire will jointly revise this code every three years.

            4.10. SERVICE CONTRACT

            The Concessionaire must sign service contracts with all subscribers, which will set the general conditions to provide the services. Said contract may not be inconsistent with the Concession conditions and will be voluntary for the parties. The model contract must be submitted to the Ministry for prior approval.

            4.11. LIABILITY TO SUBSCRIBERS

            The Concessionaire will be the only party liable to the Ministry for the provision of the services, and therefore the Ministry will be relieved from any liability to the Concessionaire's subscribers. Should the Concessionaire fail to provide the services in the terms and conditions of this Concession Title, the Ministry will take the proper steps.

            4.12. NO TIE-IN SALES ALLOWED

            The Concessionaire may not force any subscriber to buy other goods, services or securities, as a condition to provide the requested services, unless due to unavoidable technical conditions.

            4.13. NO EXCLUSIVE VENDOR

            The Concessionaire may not subject its procurement of telecommunications materials and equipment or services generally to the condition that the vendor sell such goods or provide such services only to the Concessionaire.

                           CHAPTER 5. INTERCONNECTION

            5.1. INTERCONNECTION TO THE BASIC PUBLIC TELEPHONY NETWORK

            The Concessionaire will interconnect the Network to the basic public telephony network given under concession to Telefonos de Mexico, S.A. de C.V. (`Telmex'), and for this purpose it must enter into an interconnection agreement which will take into consideration the following, inter alia:

            1) The method adopted to set up and maintain the connection.

            2) The Network connection points where the connection will take place, including arrangements to determine the point where the signals are transferred from one telecommunications network to another and arrangements to transmit and route signals in emergency situations.

            3) The dates on or periods in which the Concessionaire or Telmex undertakes to carry out the interconnection commitments.

            4) The necessary capacity in order for the traffic of signals between the Network and other networks to have a reasonable quality.

            5) The dates or periods set by the Concessionaire and Telmex to review the contract terms or conditions.

            6) How the signals must be transmitted from or received at the Network terminal points, including numbering arrangements and signaling methods.

            7) How to make sure that any signal is received with a quality consistent with the recommendations of the International Telecommunication Union accepted by the United Mexican States or any other standard accepted by the Ministry from time to time.

            8) The collection arrangements between the parties for signals transmitted to third parties by virtue of the interconnection, inside or outside the Republic of Mexico.

            9) Reserves to meet either party's contingent obligations as a result of the interconnection.

            10) Any charges and rates payable by the Concessionaire to Telmex.

            11) Any other issue that the Ministry believes should be agreed upon by the Concessionaire and Telmex.

            If after a period that the Ministry considers reasonable the Concessionaire and Telmex have not reached an interconnection agreement, the Ministry, upon either party's request, will set the terms of any conditions that the Concessionaire and Telmex were unable to agree upon, making sure that the following matters are agreed upon:

            a) The Concessionaire will pay Telmex for the cost of everything that may be necessary in order to set up and maintain the connection, by means of an arrangement that includes a full allotment of the attributable costs of any services which are provided.

            b) That Telmex be properly indemnified against any third party obligations or Network damages arising out of the interconnection.

            c) That the quality of all telecommunications services provided with the Network and other networks connected to the Network be preserved.

            d) That the fair competition requirements be met.

            e) That any other issue that may be necessary in order to equally protect Telmex's and the Concessionaire's interests be taken into consideration, including the need to make sure:

            -That the interconnection arrangements are consistent with acceptable engineering principles and practices;

            -That the Concessionaire is not forced to unduly depend on the services provided by Telmex;

            -That Telmex's obligations to the Concessionaire be determined duly taking into consideration the obligation to set up connection points for others;

            -That any arrangements made under this condition be as similar as practice allows for all carriers, notwithstanding the variety of carriers that may enter into contracts with Telmex pursuant to this condition;

            -That Telmex's commercial and confidential information be properly protected;

            -That the Network's technical evolution and numbering arrangements be not limited more than to the extent that may be necessary.

            f) That the interconnection and other service costs to the Concessionaire reflect the cost of providing them and be internationally competitive.

            The Concessionaire will not be under the obligation to enter into interconnection agreements with carriers in any of the following events:

            i) In the event that in the Concessionaire's opinion so doing might endanger the life of security of human beings or cause death or casualties and property damage or impair the quality of any telecommunications services provided through the Network, and the Ministry does not issue an opinion to the contrary; or

            ii) If in the Concessionaire's opinion it is not necessary to request the connection or permit the connection to be made in the time and as required by the Concessionaire, bearing in mind the Network's state of the art or any other aspect that may be relevant and the Ministry does not issue an opinion to the contrary.

            The Concessionaire must connect and provide the service to any subscriber that requests the same, if the subscriber has terminal equipment approved by the Ministry and must not force the subscriber to buy the equipment, or other goods or Concession services, from the Concessionaire as a condition to provide the requested service.

            5.2. INTERCONNECTION TO OTHER PRIVATE AND PUBLIC NETWORKS

            The Concessionaire will interconnect the Network to other public networks authorized by the Ministry that formally so request, as well as to private networks in such terms as they may agree upon.

            If no agreement is reached in the interconnection negotiations, the Ministry will decide accordingly. If the public interest so demands, the Concessionaire will combine its services with other authorized telecommunications services.

            5.3. COMMUNICATION OF USERS OF NETWORKS FROM OTHER REGIONS

            The Concessionaire will conduct the corresponding negotiations in order for any of its subscribers that so request may use the cellular mobile radiotelephony services in the networks licensed in other regions, and in order for subscribers of other networks to use the Concessionaire's Network.

            In the event that no agreement is reached, the Ministry will decide accordingly.

            The Concessionaire in turn will take the necessary steps in order for its subscribers to the able to intercommunicate with other carriers' radiotelephony networks.

            5.4. INTERCONNECTION CAPACITY AND QUALITY

            The Concessionaire will install sufficient capacity in order to meet the interconnection services demand, pursuant to the Ministry-approved technical standards and the terms and conditions of any contracts entered into.

            The Concessionaire will neither affect the quality nor interfere with the provision of the services of other interconnected networks or equipment.

            5.5. INTERCONNECTION TO FOREIGN NETWORKS

            If in order to interconnect the Concessionaire' Network to foreign networks it were necessary to sign an agreement with a foreign government, the Concessionaire will carry out with the Federal Government, through the Ministry, the steps that may be necessary to sign the corresponding agreement.

            If a foreign carrier is involved, the Concessionaire will need the Ministry's prior authorization for the execution of the interconnection agreement with the foreign network and will submit correct copies of the agreements to be signed. The Ministry may request changes to the agreements if in its opinion they may unduly affect the interests of other network operators, the Network users or the country as a whole.

            The Concessionaire will not unreasonably prevent any other telecommunications carrier from connecting its network to any network located outside of the Republic of Mexico or from participating in any international agreement.

               CHAPTER 6. RATE REGULATIONS AND FINANCIAL SOUNDNESS

            6.1. APPLICABLE RATES

            The Concessionaire will submit to the Ministry, for approval, the maximum rates for the Concession services it provides, which must be competitive worldwide. The Concessionaire will submit rate studies to the Ministry which must include productivity improvements and service costs.

            If in the Ministry's opinion sufficient competition may be generated in the service provided by the Concessionaire, a greater rate control flexibility may be authorized.

            The competitive rates will be approved provided that they do not imply a direct loss from the service provision.

            6.2. COST ACCOUNTING

            The Concessionaire must carry a service cost and revenues accounting system, which identifies the service functioning.

            The accounting records to which this paragraph refers must properly show the costs (including cost of capital), revenues, assets, employees and liabilities attributable to each service. The Ministry may ask the Concessionaire to provide reports each fiscal year or more often, as specified, but no more frequently than every quarter.

            6.3. PUBLIC BOOTH RATES

            The maximum public booth rates will be those authorized for the urban and suburban radiotelephone service.

            6.4. RATES TO BE PUBLISHED

            The Concessionaire must publish at least once every year on the Official Gazette of the Federation and on the country's largest circulation dailies, the maximum rates, conditions and charges for the services that it provides.

            6.5. REVENUE SHARING

            The Concessionaire will pay to the Federal Government, as the latter's initial share pursuant to Article 110 of the General Means of Communications Law, Ps.13,500,000,000 as follows: 50% prior to receiving this Concession, 25% within a maximum 90-calendar-day term, and 25% within a maximum 180-calendar-day term, following the date [hereof], plus a yearly 6% share of the gross revenues earned from the provision of the Concession services.

            The Concessionaire will pay said share every six months within the first month following the end of the service semester, in Mexican currency, at the Federal Treasury Office, with a document issued in favor of the Ministry.

            If after the granting of this Concession Title some other type of compensation is set or established on the turning to account or utilization of the general means of communication which is the subject matter of this Concession or else the provision of the public cellular mobile radiotelephony service, the percentage share of the revenues to which this clause refers will be reduced accordingly.

            In order to guarantee payment of any unpaid percentage of the initial share to which this condition refers, the Concessionaire shall post the bond that covers the corresponding unpaid amounts before receiving this Concession Title, issued by a qualified bonding company. The bond policy will expressly state that the bonding company accepts the provisions of Articles 95 and 118 of the current Federal Bonding Company Law [LEY FEDERAL DE INSTITUCIONES DE FIANZAS] and that it waives the benefit of order and excussio, pursuant to the policy model approved by the Federal Treasury Office

            6.4. BILLING

            The Concessionaire must bill to the subscribers the amount owing for the Concession services provided, with a breakdown of each type of service, and with an indication, in the case of metered services, of the time used or the number of messages transmitted. Information on additional services must also be provided.

               CHAPTER 7. INSPECTION, SUPERVISION AND INFORMATION

            7.1. INSPECTION

            The Ministry will at all times have the authority to supervise and inspect the facilities of and the services provided by the Concessionaire and the latter will provide the Ministry all of such assistance as the Ministry may need, in accordance with the applicable statutes and regulations.

            7.2. EXPANSION GOAL EVALUATION

            The Concessionaire must report each year to the Ministry the progress of the expansion program mentioned in Chapter 3. The Ministry will evaluate fulfillment of the established goals.

            7.3. QUALITY SERVICE EVALUATION

            The Ministry will check and evaluate the quality of the services provided by the Concessionaire, pursuant to Chapter 4. In order to make such evaluation, the Ministry will make independent, random and permanent samplings of the qualities so measured, thus verifying the information shown in the Concessionaire' control system.

            7.4. TECHNICAL AND STATISTICAL DATA

            The Concessionaire will submit technical, administrative and financial information to the Ministry, in accordance with the applicable statutes and regulations, and the Ministry will keep such information confidential.

                  CHAPTER 8. TERM, TERMINATION AND CANCELLATION

            8.1. CONCESSION TERM AND REVISION

            This Concession will be in effect for 20 years following its issue date and will be revised whenever the parties agree that so doing is necessary.

            The Concession will be up for revision as to expansion, modernization, operation, service quality and rates as often and as provided in the respective chapters of this Concession Title.

            The amendments, if any, will become effective one year after their approval. The Concessionaire will publish at its expense, on the Official Gazette of the Federation, the amendments to the Concession Title conditions.

            8.2. CONCESSION EXTENSION

            This Concession may be extended provided that the Concessionaire has met the conditions of this Title, has not suffered an event of cancellation, so requests five years prior to the expiration of this Concession, and accepts the new conditions to provide the services set by the Ministry with the public interest in mind.

            The Ministry, within no more than 180 days following the Concessionaire's application, will decide on the extension as provided in the preceding paragraph.

            8.3. REVERSION RIGHT

            Upon the expiration of this Concession and its extensions, if any, the property and rights used to turn the services to account will revert to the Nation pursuant to the applicable laws.

            8.4. EVENTS OF CANCELLATION

            This Concession will be canceled in any of the following events, in addition to the events provided for in the

[General Means of Communication] Law :

            A) In the event that the Concessionaire does not efficiently and regularly provide the Concession services, in accordance with the quality standards set, notwithstanding the Ministry's written demand to do so.

            B) In the event that the services are suspended in whole or in part without the Ministry's prior authorization and without cause.

            C) In the event that the expansion goals and conditions are not met.

            D) In the event that the authorized facilities or the service operation conditions are substantially changed or altered without the Ministry's previous approval.

            E) In the event of serious and repeated violations of the conditions of this Title, after being advised in writing by the Ministry of said violations.

            F) In the event that [the Concessionaire] refuses to interconnect other radiotelephone service concessionaires without cause and with the Ministry's prior warning.

            G) In the event that the Concessionaire allows foreign investors to own over 49% of its voting stock or in the event that foreign investors have the power to determine the Concessionaire's management.

            H) In the event that the Concessionaire provides, without the Ministry's authorization, telecommunications services other than the Concession services which must be previously authorized by the Ministry.

            I) In the event that the Concessionaire hides data or refuses to provide information to the Ministry without cause. J) In the event of the Concessionaire' voluntary or court-ordered bankruptcy.

            K) In the event that the Concessionaire does not pay the State's revenue share.

            L) In the event that due to violations of Section 2.10, which forbids cross-subsidies and preferred treatment, [the Concessionaire] refuses to abide by the Ministry's directions.

            M) In the event that the assets which are necessary for the public service [to be provided] are assigned, encumbered or otherwise transferred without the Ministry's prior authorization.

            The Concession cancellation will be subject to the procedure set by the General Means of Communication Law.

            8.5. CONCESSION SCOPE REDUCTION

            The Concession scope for a specific zone or service may be reduced in any of the events mentioned in paragraphs A), B) and C) of condition 8.4 for such specific zone or service.

            8.6. GUARANTY OR BOND

            In order to guarantee fulfillment of its obligations hereunder, the Concessionaire will post a Ps.1,500,000,000 bond within no more than 30 days following the Concession date, through a qualified bonding company, in favor of the Federal Treasury Office. This bond will remain in effect throughout the Concession term and the Concessionaire will increase the same within no more than ten business days, if so doing is necessary in the Ministry's opinion.

            The bond policy will expressly state that the bonding company accepts the provisions of Articles 95 and 118 of the current Federal Bonding Company Law and that it waives the benefit of order and excussio, pursuant to the policy model approved by the Federal Treasury Office.

            8.7. PENALTIES

            The Ministry will apply to the Concessionaire the administrative penalties contained in the laws and regulations applicable to the Concession services and the penalties provided for by this Title, without prejudice of the penalties to be imposed by other agencies within the scope of their authority.

            The penalties will be applied by the Ministry pursuant to the procedure set in Article 34 of the General Means of Communication Law.

            8.8. ADMINISTRATIVE AND JUDICIAL JURISDICTION

            For everything pertaining to the construction and fulfillment of this Concession Title, other than any administrative matters to be handled by the Ministry, the Concessionaire agrees to submit to the jurisdiction of the Federal Courts of the City of Mexico, Federal District, and waives the venue of any other court to which it may be subject by virtue of its present or future domicile.

            Mexico, Federal District, July 17, 1990.

THE MINISTER OF COMMUNICATIONS                      PORTATEL DEL SURESTE,
      AND TRANSPORT                                 S. A. DE C. V.

(An illegible signature)                            (An illegible signature)
Andres Caso Lombardo                                Luis Miguel Nino de

                                                    Rivera Taracena.

                                   EXHIBIT `A'

                                COVERAGE PROGRAM

             CITIES                                   YEAR OF OPERATION*
----------------------------------                    ------------------
Campeche                                                    First
Cancun                                                      First
Chetumal                                                    First
Merida                                                      First
Tuxtla Gutierrez                                            First
Villa Hermosa                                               First
Tapachula                                                   First
Comacalco                                                   Second
Cd. del Carmen                                              Second
Puerto Progreso                                             Third
Teapa                                                       Third
San Cristobal                                               Third
Huixtla                                                     Third
Cozumel                                                     Third
Tulum                                                       Third

HIGHWAYS

1. Villahermosa-Comacalco-Cordoba                           First
2. Merida-Valladolid                                        Second
3. Tuxtla Gutierrez-San Cristobal                           Third
4. Cancun-Valladolid                                        Third
5. Cancun-Chetumal                                          Fourth
6. Campeche-Villahermosa                                    Fourth
7. Tapachula-Comitan-San Cristobal                          Fifth
8. Tapachula-Tonala-Tuxtla                                  Fifth

----------
*The first year of operation will run from the Concession Title delivery date onward.

                                   EXHIBIT `B'

                       TECHNICAL EMISSION CHARACTERISTICS

            The systems used to provide the public cellular telephony service must run pursuant to the following parameters:

1.      Frequency Band,
        Cellular System A:              825-835 MHz/870-880 MHz

2.      Radio electric frequency
        duplex channels (see Charts
        1 and 2)
        Cellular system:                333 frequency pairs

3.      Assigned radio electric
        spectrum,
        Cellular system:                20 MHz

4.      Channel separation:             30 MHz

5.      Tx and Rx separation:           45 MHz

6.      Maximum frequency               +/- 12 KHz
        deviation:

7.      Maximum apparent radiated
        power:
        7.1.  Mobile stations:          7 watts
        7.2. Ancillary testing
        stations:                       7 watts

8.      Type of emission:
        8.1  Control channels           Frequency modulation in a double- or multiple channel system with quantified or digital information, plus one or more channels with analog information where the type of information to be transmitted is uncertain

        8.2 Voice channels              Single-channel frequency modulation with analog telephony
                                        information

9.      Emission denomination:          40K0F9X or 40K0F3E

                                     CHART 1

                        825-835 MHz and 970-880 MHz Bands

                                    Block `A'

 CHANNEL     MOBILE      BASE      CHANNEL     MOBILE      BASE
N degrees   FREQUENCY    (MHz)    N degrees   FREQUENCY    (MHz)
---------   ---------   -------   ---------   ---------   -------
  173        830.190    875.190      216       831.480    876.480
  174        830.220    875.220      217       831.510    876.510
  175        830.250    875.250      218       831.540    876.540
  176        830.280    875.280      219       831.570    876.570
  177        830.310    875.310      220       831.600    876.600
  178        830.340    875.340      221       831.630    876.630
  179        830.370    875.370      222       831.660    876.660
  180        830.400    875.400      223       831.690    876.690
  181        830.430    875.430      224       831.720    876.720
  182        830.460    875.460      225       831.750    876.750
  183        830.490    875.490      226       831.780    876.780
  184        830.520    875.520      227       831.810    876.810
  185        830.550    875.550      228       831.840    876.840
  186        830.580    875.580      229       831.870    876.870
  187        830.610    875.610      230       831.900    876.900
  188        830.640    875.640      231       831.930    876.930
  189        830.670    875.670      232       831.960    876.960
  190        830.700    875.700      233       831.990    876.990
  191        830.730    875.730      234       832.020    877.020
  192        830.760    875.760      235       832.050    877.050
  193        830.790    875.790      236       832.080    877.080
  194        830.820    875.820      237       832.110    877.110
  195        830.850    875.850      238       832.140    877.140
  196        830.880    875.880      239       832.170    877.170
  197        830.910    875.910      240       832.200    877.200
  198        830.940    875.940      241       832.230    877.230
  199        830.970    875.970      242       832.260    877.260
  200        831.000    876.000      243       832.290    877.290
  201        831.030    876.030      244       832.320    877.320
  202        831.060    876.060      245       832.350    877.350
  203        831.090    876.090      246       832.380    877.380
  204        831.120    876.120      247       832.410    877.410
  205        831.150    876.150      248       832.440    877.440
  206        831.180    876.180      249       832.470    877.470
  207        831.210    876.210      250       832.500    877.500
  208        831.240    876.240      251       832.530    877.530
  209        831.270    876.270      252       832.560    877.560
  210        831.300    876.300      253       832.590    877.590
  211        831.330    876.330      254       832.620    877.620
  212        831.360    876.360      255       832.650    877.650
  213        831.390    876.390      256       832.680    877.680
  214        831.420    876.420      257       832.710    877.710
  215        831.450    876.450      258       832.740    877.740

 CHANNEL     MOBILE      BASE      CHANNEL     MOBILE      BASE
N degrees   FREQUENCY    (MHz)    N degrees   FREQUENCY    (MHz)
---------   ---------   -------   ---------   ---------   -------
  259        832.770    877.770      302       834.060    879.060
  260        832.800    877.800      303       834.090    879.090
  261        832.830    877.830      304       834.120    879.120
  262        832.860    877.860      305       834.150    879.150
  263        832.890    877.890      306       834.180    879.180
  264        832.920    877.920      307       834.210    879.210
  265        832.950    877.950      308       834.240    879.240
  266        832.980    877.980      309       834.270    879.270
  267        833.010    878.010      310       834.300    879.300
  268        833.040    878.040      311       834.330    879.330
  269        833.070    878.070      312       834.360    879.360
  270        833.100    878.100      313       834.390    879.390
  271        833.130    878.130      314       834.420    879.420
  272        833.160    878.160      315       834.450    879.450
  273        833.190    878.190      316       834.480    879.480
  274        833.220    878.220      317       834.510    879.510
  275        833.250    878.250      318       834.540    879.540
  276        833.280    878.280      319       834.570    879.570
  277        833.310    878.310      320       834.600    879.600
  278        833.340    878.340      321       834.630    879.630
  279        833.370    878.370      322       834.660    879.660
  280        833.400    878.400      323       834.690    879.690
  281        833.430    878.430      324       834.720    879.720
  282        833.460    878.460      325       834.750    879.750
  283        833.490    878.490      326       834.780    879.780
  284        833.520    878.520      327       834.810    879.810
  285        833.550    878.550      328       834.840    879.840
  286        833.580    878.580      329       834.870    879.870
  287        833.610    878.610      330       834.900    879.900
  288        833.640    878.640      331       834.930    879.930
  289        833.670    878.670      332       834.960    879.960
  290        833.700    878.700      333       834.990    879.990
  291        833.730    878.730
  292        833.760    878.760
  293        833.790    878.790
  294        833.820    878.820
  295        833.850    878.850
  296        833.880    878.880
  297        833.910    878.910
  298        833.940    878.940
  299        833.970    878.970
  300        834.000    879.000
  301        834.030    879.030

                                     CHART 2

                                    BLOCK `A'

Channel N degrees   Mobile Frequency   Base (MHz)
-----------------   ----------------   ----------
       313              834.390         879.390
       314              834.420         879.420
       315              834.450         879.450
       316              834.480         879.480
       317              834.510         879.510
       318              834.540         879.540
       319              834.570         879.570
       320              834.600         879.600
       321              834.630         879.630
       322              834.660         879.660
       323              834.690         879.690
       324              834.720         879.720
       325              834.750         879.750
       326              834.780         879.780
       327              834.810         879.810
       328              834.840         879.840
       329              834.870         879.870
       330              834.900         879.900
       331              834.930         879.930
       332              834.960         879.960
       333              834.990         879.990."